UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Stockholder:

The ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund” or “EMO”) Board of Directors (the “Board”) has consistently delivered peer-leading, strong returns and increased distributions for all of its stockholders. Ahead of the EMO Annual Meeting of Stockholders on April 14, 2023 (the “Annual Meeting”), you have the opportunity to support the Board that is taking actions to enhance value for you.

The Board unanimously recommends you vote “FOR” the election of the Fund’s Board Nominee on the enclosed WHITE proxy card to ensure the Board can continue to build on its track record of advancing your interests, including:

40.16% RETURNS in 2022, outperforming the Lipper peer group average of 25.56%

28.3% INCREASE in distributions over the last five quarters

$26M IN SHARES REPURCHASED since 2020, resulting in an over $6M increase to the Fund’s total net assets

5 BASIS POINTS (0.05%) FEE WAIVER lowering the Fund’s management fee well below its peer group average

THE FUND’S RECENT PERFORMANCE HAS BEEN RECOGNIZED BY INDUSTRY EXPERTS…

Top ten performer out of 447 traded closed-end funds identified on www.cefconnect.com, a leading provider of closed-end fund information, in 2022

One of “the 10 best closed-end funds to buy now” by independent third-party personal finance adviser Kiplinger in February 2023

Saba Capital’s Playbook Is Value-Destructive

You may receive materials from Saba Capital Management, L.P. (“Saba Capital”) asking you to vote on a gold card or voting instruction form. Saba Capital is a dissident hedge fund with a history of running self-interested campaigns that derail a fund’s ability to enhance value for long-term stockholders like you.

We urge you NOT to return any gold proxy card that you receive, as that vote will not count as a vote in support of the Fund’s Board. If you vote your shares more than once, only your latest-dated proxy card counts.

Your Board has extensive experience overseeing energy MLP closed-end funds and a track record of delivering value to you. On the other hand, Saba Capital’s nominee is an employee of Saba Capital with little to no experience overseeing energy MLPs. Further, Saba Capital has indicated that, if elected, its nominee would propose a liquidity event that could derail the Fund’s ability to execute its proven strategy and lead to negative tax implications.

Protect the Value of Your Investment. Vote on the Enclosed WHITE Proxy Card Today

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Fund’s nominee.

# Your Vote is Important, No Matter How Many or How Few Shares You Own.

You can vote by internet, telephone or by signing and dating the **WHITE** Proxy Card or Voting Instruction Form and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:

**Georgeson LLC: 1 (800) 868-1391**

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**Forward Looking Statement**

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

FRANKLIN TEMPLETON